EXHIBIT 99.1

FOR IMMEDIATE RELEASE Date Submitted: April 25, 2006 NASDAQ Symbol: FBMI	NEWS RELEASE Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

Firstbank Corporation Announces Second Quarter Cash Dividend

Alma, MI (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.225 per share quarterly cash dividend will be paid June 15, 2006, to shareholders of record as of May 26, 2006.

The $0.225 per share is an increase from the $0.22 per share paid in March of 2006. This increase, combined with the 5% stock dividend paid on December 31, 2005, represents a 7.4% increase in dividends per share compared to the year ago level.

Firstbank Corporation, headquartered in Alma, Michigan, is a six bank financial services company with assets of $1.1 billion and 40 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; and Keystone Community Bank.